Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-174940, 333-151903 and 333-126551) and the registration statements on Form S-3 (Nos. 333-174203, 333-165691, 333-164177, 333-159376, 333-133824, 333-127857 and 333-117022) of our report dated March 10, 2011 with respect to our audit of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2010, and for the year then ended, and for the period from January 1, 2002 through December 31, 2010, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ J.H. Cohn LLP

San Diego, California

March 8, 2012